Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 17 February 2009
Index data as of 31 December 2008

BDD PowerShares DBBase Metals Double LongETN
BDG PowerShares DBBase Metals LongETN
BOS PowerShares DBBase Metals ShortETN
BOM PowerShares DBBase Metals Double ShortETN

Description

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first U.S. exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals(TM), which is composed of aluminum, copper and zinc futures contracts.

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ETN Performance & Index History (%)(1)                                                         Fund
                                                   1 Year      3 Year     5 Year   10 Year    Inception
Index
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
+2x Levered                                        -74.38      -16.62      15.84     10.35     -79.26
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
+1x Levered                                        -43.30       -1.95      13.41      9.14     -49.76
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
-1x Levered                                         59.88       -0.87     -13.52     -7.93      77.41
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals
-2x Levered                                        127.75      -13.15     -32.12    -21.28     191.15
Comparative Indexes(3)
S&P 500                                            -37.00       -8.36      -2.19     -1.38     -32.18
Barclays Capital U.S. Aggregate                      5.24        5.51       4.65      5.63       5.08

 PowerShares DB Base Metals ETN & Index Data

Ticker symbols
Base Metals Double Long                     BDD
Base Metals Long                            BDG
Base Metals Short                           BOS
Base Metals Double Short                    BOM
Intraday indicative value symbols
Base Metals Double Long                   BDDIV
Base Metals Long                          BDGIV
Base Metals Short                         BOSIV
Base Metals Double Short                  BOMIV
CUSIP symbols
Base Metals Double Long               25154K841
Base Metals Long                      25154K825
Base Metals Short                     25154K833
Base Metals Double Short              25154K858
Details
ETN price at initial listing             $25.00
Inception date                          6/16/08
Maturity date                           7/01/38
Yearly investor fee                       0.75%
Listing exchange                      NYSE Arca
Index symbol                             DBBMIX
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)
S&P rating                                   A+
Moody's rating                              Aa1

Source: DB, Bloomberg

(1)  Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. PowerShares DB Base
     Metals ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index --
     Optimum Yield Industrial Metals Excess Return(TM) (the "Base Metals Index")
     plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
     Index"), resetting monthly as per the formula applied to the PowerShares DB
     Base Metals ETNs, less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

     Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE
     DOES NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB
     Base Metals ETN performance, go to dbfunds.db.com/notes.

(2)  The PowerShares DB Base Metals ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Base Metals ETNs.

     An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value
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BDD PowerShares DBBase Metals Double LongETN
BDG PowerShares DBBase Metals LongETN
BOS PowerShares DBBase Metals ShortETN
BOM PowerShares DBBase Metals Double ShortETN

Volatility (%)(1,3)
             Index   Index   Index   Index
             +2x     +1x       -1x     -2x
1 Year       72.36   36.22   35.01   70.19
3 Year       62.40   31.31   30.66   61.56
5 Year       53.26   26.70   26.30   52.76
10 Year      43.35   21.71   21.51   43.08

10-Year Historical Correlation(1,3)

             Index   Index   Index   Index
             +2x     +1x       -1x     -2x
S&P 500       0.41    0.41   -0.42   -0.42
Barclays
Capital U.S.
Aggregate    -0.09   -0.09   0.09     0.09

Annual Index Performance (%)(1)

             Index   Index   Index     Index
             +2x     +1x       -1x       -2x

1998         -35.33   -17.29   29.46   58.80
1999          49.66    26.69  -17.29  -36.61
2000         -11.02    -2.77   13.10   20.55
2001         -35.26   -17.41   24.71   47.28
2002          -8.53    -3.15    3.51    4.64
2003          62.74    29.67  -25.06  -46.18
2004          68.70    32.67  -26.65  -48.90
2005         113.32    50.03  -32.31  -56.94
2006         213.21    88.04  -47.97  -77.35
2007         -27.75   -11.59   17.10   27.01
2008         -74.38   -43.30   59.88  127.75

What are the PowerShares DB Base Metals ETNs?

The PowerShares DB Base Metals ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial Metals(TM). The
index is designed to reflect the performance of certain futures contracts on aluminum, copper and zinc.

Investors can buy and sell the PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefits & Risks of PowerShares DB Base Metals ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

 Benefits                            Risks

 o  Leveraged and short notes        o Non-principal protected
 o  Low cost                         o Leveraged losses
 o  Intraday access                  o Subject to an investor fee
 o  Listed                           o Limitations on repurchase
 o  Transparent                      o Concentrated exposure
 o  Tax treatment(4)                 o Acceleration risk
                                     o Credit risk of the issuer

(3)  The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(4)  Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S.
     tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Long, Short, and Leveraged exposure to commodities has never been easier.SM

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903
| 877.369.4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Base Metals ETNs are unsecured obligations of Deutsche Bank
AG, London Branch, and the amount due on the PowerShares Base Metals ETNs is entirely dependent on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Base Metals ETNs other than Deutsche Bank
AG, London Branch's ability to meet its obligations. The PowerShares Base Metals
ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares
Base Metals ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares Base Metals ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares Base Metals ETNs upon a regulatory event affecting the ability to hedge the PowerShares Base Metals ETNs. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Base Metals ETNs that you may redeem directly with Deutsche Bank
AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares Base Metals ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares Base Metals ETNs' investment objectives, risks, charges and expenses carefully before investing.

(C) 2009 Invesco PowerShares Capital Management LLC
P-DBBASEM-ETN-PC-1  01/09
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